EXHIBIT 99.1


DUTCHFORK BANCSHARES, INC. ANNOUNCES THIRD QUARTER EARNINGS

NEWBERRY, S.C.-(BUSINESS WIRE)-Aug. 13, 2004 - DutchFork Bancshares, Inc. (Nasdaq:DFBS-News) announced a loss of $(651,263) for the third quarter ending June 30, 2004 compared to earnings of $1,058,722 for the third quarter of fiscal 2003. The loss resulted from $428,733 in expenses related to the proposed merger with First Community Corporation and a loss of $307,000 on the sale of a $3.1 million loan that the Company determined to sell in order to conform its loan portfolio more closely with the loan portfolio of First Community Corporation.

Basic earnings (loss) per share were $(0.65) for the third quarter ending June 30, 2004 compared to $1.07 for the comparable period in 2003.

Net interest income after provisions for loan losses for the third quarter of fiscal 2004 was $1,049,134 compared to $1,822,599 for the same period of 2003. Total interest income was $2,035,491 for the three months ended June 30, 2004, a $950,613 decrease from the same period in 2003. Interest expense for the third quarter of 2004 was $964,920, a decrease of $168,625 from the same period of 2003. These decreases were primarily due to a decrease in rates received and rates paid.

Non-interest income for the third quarter of fiscal 2004 was $286,103 representing a decrease of $428,184 from the $714,967 posted in the same quarter of 2003. The decrease in non-interest income is mainly due to a decrease of $367,077 in gains on sales of securities.

Non-interest expense for the quarter ending June 30, 2004 was $2,070,518 compared to $1,192,780 for the same period of 2003. the increase of $877,738 was largely due to $428,733 of expenses associated with the merger and a $307,000 loss on the sale of a $3.1 million loan.

Net income for the nine months ended June 30, 2004 decreased by $1,982,586 to $528,156 when compared to the same period for the prior year. Net interest income, after the provision for loan losses, increased by $258,015, and non-interest income decreased by $1,801,251. The decrease in non-interest income was primarily due to gains on the sales of securities during the nine-month period ended June 30, 2004, declining to $668,552 from $2,312,374. Non-interest expense increased by $907,439 for the nine months ended June 30, 2004 due to $428,733 of expenses associated with the merger and a $307,000 loss on the sale of a $3.1 million loan.

At June 30, 2004, total assets were $202,889,457 compared to $235,053,359 at September 30, 2003.

Other comprehensive income resulting from the mark-to-market of investments available-for-sale was a gain of $397,615 (after taxes) during the three months ended June 30, 2004, due to declining interest rates and the decrease in the market value of these investments.

DutchFork Bancshares, Inc. is the holding company for Newberry Federal Savings Bank, which operates three banking locations in Newberry County, South Carolina. The company is listed on the Nasdaq SmallCap exchange under the symbol "DFBS".

This release may contain forward-looking statements that are based on assumptions and describe future plans, strategies and expectations of DutchFork Bancshares and its wholly owned subsidiary, Newberry Federal. These forward looking statements are generally identified by use of the works "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions. DutchFork Bancshares and Newberry Federal's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of DutchFork Bancshares and Newberry Federal include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposits flow, competition, demand for financial services in DutchFork Bancshares' and Newberry Federal's market area and accounting principles. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements. Except as required by law or regulation, the Company disclaims any obligation to update such forward-looking financial statements.



INCOME STATEMENT DATA
(UNAUDITED)
(Dollars in thousands)


                                                   THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                      JUNE 30,                           JUNE 30,
                                               2004              2003             2004              2003
                                          --------------    --------------   --------------    --------------
Interest income                               $ 2,035           $ 2,986          $ 7,542           $ 7,997
Interest expense                                  965             1,133            3,027             3,778
Net interest income                             1,070             1,853            4,515             4,221
Provision for loan losses                          21                30              206               170
Net interest income after provision
   for loan losses                              1,049             1,823            4,309             4,051
Non-interest income                               286               715            1,253             3,055
Non-interest expense                            2,070             1,193            4,959             4,052
Income (loss) before taxes                       (735)            1,345              603             3,054
Income tax expense (benefit)                      (84)              286               75               543
Net income (loss)                                (651)            1,059              528             2,511

INCOME PER SHARE (BASIC)                      $ (0.65)          $  1.07          $  0.53           $  2.43
INCOME PER SHARE (DILUTED)                    $ (0.61)          $  1.01          $  0.50           $  2.30
RETURN ON AVERAGE ASSETS                        (0.31)%            0.49%            0.24%             1.14%
RETURN ON AVERAGE EQUITY                        (2.14)%            4.09%            1.81%             8.60%
NET INTEREST MARGIN                              2.22 %            3.71%            2.95%             2.79%



BALANCE SHEET DATA
(Dollars in thousands, except per share data)

                                                                              JUNE 30,            SEPTEMBER 30,
                                                                                2004                  2003
                                                                            -------------       ---------------
Total assets                                                                   $ 202,889         $ 235,053
Investment securities                                                            138,352           162,165
Loans                                                                             51,272            58,371
Allowance for loan losses                                                            478               401
Total deposits                                                                   135,242           143,429
Other borrowings                                                                  35,795            57,613
Shareholders' equity                                                              30,940            32,558
Equity to assets                                                                  15.26%            13.85%
Loan to deposit ratio                                                             37.91%            40.70%
NON-PERFORMING LOANS TO ASSETS                                                     0.04%             0.42%


AVERAGE BALANCES
(UNAUDITED)
                                                THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                    JUNE 30,                             JUNE 30,
                                               2004              2003             2004              2003
                                          --------------    --------------   --------------    --------------
Average total assets                        $ 205,545         $ 215,646        $ 218,790         $ 219,438
Average loans                                  53,257            59,266           55,742            59,805
Average earning assets                        192,766           199,943          204,260           201,655
Average deposits                              139,250           148,572          141,080           151,129
Average other short-term borrowings            35,802            35,000           43,366            35,000


---------------------------
Contact:

         DutchFork Bancshares, Inc.
         J. Thomas Johnson or Steve P. Sligh, 803-321-3200